Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2017
Second Quarter and Six Months; Reaffirms Fiscal 2017 Guidance
DALLAS (May 3, 2017) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2017 second quarter and six months ended March 31, 2017.

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Fiscal 2017 second quarter consolidated net income was $164.7 million, or $1.55 per diluted share, compared with consolidated net income of $141.8 million, or $1.38 per diluted share in the prior-year quarter.

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Fiscal 2017 second quarter net income from continuing operations was $162.0 million, or $1.52 per diluted share. In the prior-year quarter, net income from continuing operations was $143.0 million, or $1.39 per diluted share, and the net loss from discontinued operations was $1.2 million, or $0.01 per diluted share.

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The company recognized a net gain on the sale of discontinued operations of $2.7 million, or $0.03 per diluted share in the current-year quarter, upon completion of the sale of Atmos Energy Marketing, LLC in January 2017.

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The company's Board of Directors has declared a quarterly dividend of $0.45 per common share. The indicated annual dividend for fiscal 2017 is $1.80, which represents a 7.1 percent increase over fiscal 2016.

For the six months ended March 31, 2017, net income from continuing operations was $276.1 million or $2.61 per diluted share, compared with net income from continuing operations of $244.5 million, or $2.38 per diluted share for the same period last year. Net income from discontinued operations for the six months ended March 31, 2017, was $13.7 million, or $0.13 per diluted share, including the gain on sale, compared with net income from discontinued operations of $0.1 million in the prior-year period.

"Our solid financial performance in the second quarter reflects the continued execution of our growth strategy, coupled with weather mechanisms which effectively insulated us during a period of warmer than normal weather,” said Kim Cocklin, chief executive officer of Atmos Energy Corporation. "Our results reflect the significant capital investments we have made in our infrastructure to safely and reliably deliver natural gas to our 3.2 million customers. For fiscal

2017, we remain on track to meet earnings from continuing operations of between $3.45 and $3.65 per diluted share," Cocklin concluded.

Results for the Three Months Ended March 31, 2017
Distribution gross profit, which is defined as operating revenues less purchased gas cost, increased $37.9 million to $449.4 million for the three months ended March 31, 2017, compared with $411.5 million in the prior-year quarter. Gross profit reflects a net $29.5 million increase in rates, primarily in the Mid-Tex, Mississippi and Louisiana Divisions. In addition, customer growth primarily in the Mid-Tex and Tennessee service areas contributed an incremental $2.5 million in gross profit. These increases were partially offset by a net $0.6 million decline in consumption primarily due to weather that was 23 percent warmer than the prior-year quarter, before adjusting for weather normalization mechanisms.
Pipeline and storage gross profit, which is defined as operating revenues less purchased gas cost, increased $10.0 million to $111.2 million for the three months ended March 31, 2017, compared with $101.2 million in the prior-year quarter. This increase is primarily the result of a $10.8 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing approved in 2016.
Continuing operation and maintenance expense for the three months ended March 31, 2017, was $132.2 million, compared with $127.9 million for the prior-year quarter. The $4.3 million quarter-over-quarter increase was primarily driven by higher employee-related costs.

Results for the Six Months Ended March 31, 2017
Distribution gross profit increased $61.9 million to $808.8 million for the six months ended March 31, 2017, compared with $746.9 million in the prior-year period. Gross profit reflects a net $46.6 million increase in rates, primarily in the Mid-Tex, Louisiana and Mississippi Divisions. Customer growth primarily in the Mid-Tex Division contributed an incremental $4.2 million in gross profit. Revenue-related taxes primarily in the Mid-Tex and West Texas Divisions increased gross profit by $3.8 million. Transportation gross profit primarily in the Kentucky/Mid-States and West Texas Divisions increased $2.7 million, period over period. These increases were partially offset by a net $1.0 million decline in consumption primarily due to weather that was 12 percent warmer than the prior-year period, before adjusting for weather normalization mechanisms.
Pipeline and storage gross profit increased $20.6 million to $220.8 million for the six months ended March 31, 2017, compared with $200.2 million in the prior-year period. This increase primarily is attributable to a $21.5 million increase in revenue from the GRIP filings approved in fiscal 2016.
Continuing operation and maintenance expense for the six months ended March 31, 2017, was $257.2 million, compared with $247.7 million for the prior-year period. This $9.5 million increase was primarily driven by higher employee-related costs and increased pipeline maintenance spending.
In January 2017, the company completed the sale of its natural gas marketing business. Net income from discontinued operations was $13.7 million for the six months ended March 31, 2017, compared with $0.1 million in the prior–year period. The increase largely reflects the recognition of a net $6.6 million noncash gain in the first quarter of fiscal 2017 from unwinding hedge accounting for certain of the natural gas marketing business's financial positions as a result of the sale and the $2.7 million gain recognized on the sale.
Capital expenditures increased $23.4 million to $559.4 million for the six months ended March 31, 2017, compared with $536.0 million in the prior-year period, driven by a planned increase in spending for infrastructure replacements and enhancements.

For the six months ended March 31, 2017, the company generated operating cash flow of $552.0 million, a $99.0 million increase compared with the six months ended March 31, 2016. The year-over-year increase primarily reflects the positive cash effect of successful rate case outcomes achieved in fiscal 2016 and changes in working capital.

The debt capitalization ratio at March 31, 2017 was 45.8 percent, compared with 48.5 percent at September 30, 2016 and 47.8 percent at March 31, 2016. At March 31, 2017, there was $670.6 million of short-term debt outstanding, compared with $829.8 million at September 30, 2016 and $626.9 million at March 31, 2016. Short-term debt balances fluctuate due to the seasonal nature of the natural gas business and the timing of spending year over year.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2017 earnings from continuing operations to be in the range of $3.45 to $3.65 per diluted share. Net income from continuing operations is still expected to be in the range of $365 million to $390 million. Capital expenditures for fiscal 2017 are still expected to range between $1.1 billion and $1.25 billion.

Conference Call to be Webcast May 4, 2017
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2017 second quarter financial results on Thursday, May 4, 2017, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, Chief Executive Officer, Mike Haefner, President and Chief Operating Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments
Board Retirement
On February 9, 2017, Atmos Energy announced the retirement of Dr. Thomas C. Meredith from the company's Board of Directors, effective February 8, 2017.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and in the company's Quarterly Report on Form 10-Q for the three months ended December 31, 2016. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2017	2016
Gross Profit:
Distribution segment	$449,445	$411,456
Pipeline and storage segment	111,247	101,228
Intersegment eliminations	—	—
Gross profit	560,692	512,684
Operation and maintenance expense	132,239	127,857
Depreciation and amortization	77,667	71,391
Taxes, other than income	65,614	61,780
Total operating expenses	275,520	261,028
Operating income	285,172	251,656
Miscellaneous income (expense)	833	(329)
Interest charges	26,944	27,559
Income from continuing operations before income taxes	259,061	223,768
Income tax expense	97,049	80,765
Income from continuing operations	162,012	143,003
Loss from discontinued operations, net of tax	—	(1,193)
Gain on sale of discontinued operations, net of tax	2,716	—
Net Income	$164,728	$141,810
Basic and diluted net income per share
Income per share from continuing operations	$1.52	$1.39
Income (loss) per share from discontinued operations	0.03	(0.01)
Net income per share - basic and diluted	$1.55	$1.38
Cash dividends per share	$0.45	$0.42
Basic and diluted weighted average shares outstanding	105,935	102,946

	Three Months Ended March 31
Summary Net Income (Loss) by Segment (000s)	2017	2016
Distribution	$131,145	$115,080
Pipeline and storage	30,867	27,923
Net income from continuing operations	162,012	143,003
Net income from discontinued operations	2,716	(1,193)
Net Income	$164,728	$141,810

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2017	2016
Gross Profit:
Distribution	$808,755	$746,908
Pipeline and Storage	220,844	200,203
Intersegment eliminations	(44)	—
Gross profit	1,029,555	947,111
Operation and maintenance expense	257,177	247,685
Depreciation and amortization	154,625	142,047
Taxes, other than income	122,663	112,994
Total operating expenses	534,465	502,726
Operating income	495,090	444,385
Miscellaneous expense	(161)	(1,208)
Interest charges	57,974	57,096
Income from continuing operations before income taxes	436,955	386,081
Income tax expense	160,905	141,532
Income from continuing operations	276,050	244,549
Income from discontinued operations, net of tax	10,994	122
Gain on sale of discontinued operations, net of tax	2,716	—
Net Income	$289,760	$244,671
Basic and diluted earnings per share
Income per share from continuing operations	$2.61	$2.38
Income per share from discontinued operations	0.13	—
Net income per share - basic and diluted	$2.74	$2.38
Cash dividends per share	$0.90	$0.84
Basic and diluted weighted average shares outstanding	105,610	102,837

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2017	2016
Distribution	$216,509	$189,016
Pipeline and Storage	59,541	55,533
Net income from continuing operations	276,050	244,549
Net income from discontinued operations	13,710	122
Net income	$289,760	$244,671

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2017	2016
Net property, plant and equipment	$8,738,487	$8,268,606
Cash and cash equivalents	45,403	47,534
Accounts receivable, net	336,637	215,880
Gas stored underground	120,026	179,070
Current assets of disposal group classified as held for sale	—	151,117
Other current assets	61,018	88,085
Total current assets	563,084	681,686
Goodwill	729,673	726,962
Noncurrent assets of disposal group classified as held for sale	—	28,616
Deferred charges and other assets	330,222	305,019
	$10,361,466	$10,010,889

Shareholders' equity	$3,834,864	$3,463,059
Long-term debt	2,314,620	2,188,779
Total capitalization	6,149,484	5,651,838
Accounts payable and accrued liabilities	185,212	196,485
Current liabilities of disposal group classified as held for sale	—	72,900
Other current liabilities	390,253	439,085
Short-term debt	670,607	829,811
Current maturities of long-term debt	250,000	250,000
Total current liabilities	1,496,072	1,788,281
Deferred income taxes	1,810,160	1,603,056
Noncurrent liabilities of disposal group classified as held for sale	—	316
Deferred credits and other liabilities	905,750	967,398
	$10,361,466	$10,010,889

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2017	2016
Cash flows from operating activities
Net income	$289,760	$244,671
Depreciation and amortization	154,810	143,211
Deferred income taxes	148,657	132,456
Gain on sale of discontinued operations	(12,931)	—
Discontinued cash flow hedging for natural gas marketing commodity contracts	(10,579)	—
Other	10,391	8,771
Changes in assets and liabilities	(28,105)	(76,154)
Net cash provided by operating activities	552,003	452,955
Cash flows from investing activities
Capital expenditures	(559,385)	(536,004)
Acquisition	(85,714)	—
Proceeds from the sale of discontinued operations	133,560	—
Available-for-sale securities activities, net	(8,918)	(2,117)
Other, net	3,787	4,597
Net cash used in investing activities	(516,670)	(533,524)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(159,204)	169,002
Proceeds from issuance of long-term debt, net of discount	125,000	—
Net proceeds from equity offering	49,400	—
Issuance of common stock through stock purchase and employee retirement plans	16,984	17,641
Interest rate agreements cash collateral	25,670	—
Cash dividends paid	(95,314)	(86,809)
Net cash provided by (used in) financing activities	(37,464)	99,834
Net increase (decrease) in cash and cash equivalents	(2,131)	19,265
Cash and cash equivalents at beginning of period	47,534	28,653
Cash and cash equivalents at end of period	$45,403	$47,918

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2017	2016	2017	2016
Consolidated distribution throughput (MMcf as metered)	137,669	157,047	248,274	261,512
Consolidated pipeline and storage transportation volumes (MMcf)	131,151	115,040	266,127	244,199
Distribution meters in service	3,208,532	3,176,716	3,208,532	3,176,716
Distribution average cost of gas	$5.25	$3.87	$5.28	$4.05
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